Notice of Grant of Restricted Stock Award and Award Agreement	Nitro Petroleum Incorporated ID: 98-0488493 7250 NW Expressway, Suite 260 Oklahoma City, Oklahoma 73132

Gunther J. Weisbrich	Award Number: 5 Plan: 2008 Stock Incentive Plan

Effective July 10, 2008, you have been granted a Restricted Stock Award of 50,000 shares of Nitro Petroleum Incorporated (the Company) common stock. These Shares are restricted and subject to forfeiture until the vesting date(s) shown below.

The award will vest in increments on the date(s) shown.

Shares	Full Vest
16,667	07/10/2009
16,666	07/10/2010
16,666	07/10/2011

You must sign and return the attached Award Agreement within 60 days of receipt. Failure to return the signed Award Agreement in compliance with Section 5 of the Award Agreement will result in forfeiture of this Award and the Shares of Restricted Stock granted hereunder.

RESTRICTED STOCK AWARD AGREEMENT FOR

NITRO PETROLEUM INCORPORATED

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is entered into as of the 10th day of July, 2008, by and between Nitro Petroleum Incorporated, a Nevada corporation (the “Company”), and Gunther J. Weisbrich (herein referred to as the “Participant”);

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Nitro Petroleum Incorporated 2008 Stock Incentive Plan (the “Plan”); and

WHEREAS, the Company has awarded the Participant 50,000 Shares under the Plan subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows:

1.      The Plan. The Plan, a copy of which is attached hereto as Exhibit A, is incorporated herein by reference and made a part hereof for all purposes, and when taken with this Agreement shall govern the rights of the Participant and the Company with respect to the Award (as defined below). Any capitalized terms used but not defined in this Agreement have the same meanings given to them in the Plan.

2.         Grant of Award. The Company hereby grants to the Participant an award (the “Award”) of 50,000 Shares on the terms and conditions set forth herein and in the Plan.

3.	Terms of Award.

(a)       Escrow of Shares. A book-entry registration representing the Shares subject to the Award (the “Restricted Stock”) shall be issued in the name of the Participant and shall be escrowed subject to removal of the restrictions placed thereon or forfeiture pursuant to the terms of this Agreement.

(b)       Vesting. The Shares of Restricted Stock will vest based on the Participant’s continuous employment with the Company, a Subsidiary or Affiliated Entity at the vesting dates specified below (the “Vesting Dates”). Once vested pursuant to the terms of this Agreement, the Restricted Stock shall be deemed “Vested Stock.” Participant shall be entitled, subject to the applicable provisions of this Award Agreement having been satisfied to receive on or after the applicable Vesting Date, on a cumulative basis, the number of shares of Common Stock determined by multiplying the aggregate number of shares of Common Stock subject to the Award by the designated percentages set forth as follows:

Percentage Vested	Vesting Date
33⅓%	July 10, 2009
66⅔%	July 10, 2010
100%	July 10, 2011

(c)       Voting Rights and Dividends. The Participant shall have the voting rights attributable to the Shares of Restricted Stock issued under this Award. Any dividends declared and paid by the Company with respect to Shares of Restricted Stock (“Accrued Dividends”) shall not be paid to the Participant until such Restricted Stock becomes Vested Stock. Such Accrued Dividends shall be held by the Company as a general obligation and paid to the Participant at the time the underlying Restricted Stock becomes Vested Stock.

(d)       Vested Stock - Removal of Restrictions. Upon Restricted Stock becoming Vested Stock, all restrictions shall be removed from the book-entry registration representing such Stock and the Secretary of the Company shall deliver to the Participant certificates or a direct registration statement for the book-entry registration representing such Vested Stock free and clear of all restrictions, except for any applicable securities laws restrictions. The Company shall pay, within 30 days of the date the Restricted Stock becomes Vested Stock, the amount of Accrued Dividends attributed to such Vested Stock without interest thereon.

(e)       Termination of Employment. Restricted Stock that does not become Vested Stock pursuant to the terms of this Agreement shall be forfeited and the Participant shall have no future interest therein of any kind whatsoever. In the event the Participant’s employment with the Company or a Subsidiary terminates for any reason other than death or Disability, then any remaining shares of Restricted Stock which have not yet vested (including any Accrued Dividends) shall be forfeited. In the event the Participant terminates employment with the Company or a Subsidiary due to death or Disability, the Committee may, in its sole discretion provide that all, none or a portion of the Participant’s Restricted Stock will become Vested Stock.

4.         Change of Control. Upon the occurrence of a Change of Control, all Restricted Stock shall become Vested Stock and the Company shall deliver to the Participant certificates representing the Vested Stock free and clear of all restrictions, except for any applicable securities law restrictions, together with any Accrued Dividends attributable to such Vested Stock without interest thereon.

5.         Acceptance of Award Terms. This Agreement must be executed and returned to Nitro Petroleum Incorporated within 60 days of the date the Participant received this Agreement. Failure to return this Agreement within this 60-day period will result in forfeiture of any unvested portion of this Award.

6.         Legends. The Shares which are the subject of the Award shall be subject to the following legend:

“THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE OR BOOK-ENTRY REGISTRATION ARE SUBJECT TO AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH THAT CERTAIN RESTRICTED STOCK AWARD AGREEMENT FOR NITRO PETROLEUM INCORPORATED 2008 STOCK INCENTIVE PLAN DATED THE 10th DAY OF JULY, 2008. ANY ATTEMPTED TRANSFER OF THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT. A COPY OF THE AGREEMENT

MAY BE OBTAINED FROM THE SECRETARY OF NITRO PETROLEUM INCORPORATED.

7.         Delivery of Forfeited Shares. The Participant authorizes the Secretary to deliver to the Company any and all Shares of Restricted Stock that are forfeited under the provisions of this Agreement.

8.         Nontransferability of Award. The Participant shall not have the right to sell, assign, transfer, convey, dispose, pledge, hypothecate, burden, encumber or charge any Shares of Restricted Stock or any interest therein in any manner whatsoever. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock contrary to the provisions hereof shall be null and void and without effect.

9.         Withholding. The Company may make such provision as it may deem appropriate for the withholding of any applicable federal, state or local taxes that it determines it may be obligated to withhold or pay in connection with the vesting of the Restricted Stock or any election made by the Participant. Required withholding taxes as determined by the Company associated with this Award must be paid in cash unless the Participant requests to pay such required withholding taxes by directing the Company to withhold from the Award the number of Shares having a Fair Market Value on the date of vesting equal to the amount of required withholding taxes.

10.       Amendments. This Award Agreement may be amended by a written agreement signed by the Company and the Participant; provided that the Committee may modify the terms of this Award Agreement without the consent of the Participant in any manner that is not adverse to the Participant.

11.       Securities Law Restrictions. This Award shall be vested and common stock issued only in compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant at the time of vesting and as a condition imposed by the Company, shall represent, warrant and agree that the Shares subject to the Award are being acquired for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such a fact. The Participant acknowledges that any stock certificate representing Shares acquired under such circumstances will be issued with a restricted securities legend.

12.       Notices. All notices or other communications relating to the Plan and this Agreement as it relates to the Participant shall be in writing and shall be deemed to have been made if personally delivered in return for a receipt, or if mailed, by regular U.S. mail, postage prepaid, by the Company to the Participant at his last known address evidenced on the payroll records of the Company.

13.       Binding Effect and Governing Law. This Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns except as may be limited by the Plan and (ii) governed and construed under the laws of the State of Oklahoma.

14.       Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.

15.       Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form but one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

“COMPANY”	NITRO PETROLEUM INCORPORATED, a Nevada corporation
By:	/s/ Larry Wise

Name:  Larry Wise

Title:  President and CEO

“PARTICIPANT”

/s/ Gunther J. Weisbrich

Gunther J. Weisbrich

Exhibit A

NITRO PETROLEUM INCORPORATED 2008 STOCK INCENTIVE PLAN